UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2008
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31753	35-2206895
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (800) 370-9431
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On May 1, 2008, Thomas F. Steyer resigned from the Company’s Board of Directors. Mr. Steyer resigned in an effort to facilitate the regulatory approval process associated with the Company’s applications recently filed with the FDIC and the Department of Financial Institutions of California with respect to its proposed formation of a de novo industrial bank (the “Bank”) which is expected to acquire certain assets and assume certain liabilities of Fremont Investment & Loan. Mr. Steyer is the Senior Managing Member and Co-Managing Partner of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C. (collectively, “Farallon”). As beneficial owners of more than 10% of the Company’s voting stock, upon the Company’s acquisition of the Bank and absent rebuttal, Farallon and certain affiliates will be presumed to control the Company and the Bank and accordingly must enter into arrangements satisfactory to the bank regulators to rebut the presumption of control or file under the Change of Bank Control Act and applicable provisions of California law for prior approval to control the Company and the Bank. Applicable FDIC precedent would indicate that an entity proposing to rebut the presumption of control should, among other things, have no more than one representative serve on the board of directors. Accordingly, Mr. Steyer resigned from the Company’s Board of Directors effective May 1, 2008. Andrew B. Fremder, a member of and consultant to Farallon, remains on the Company's Board of Directors. The Company wishes to thank Mr. Steyer for his eight years of outstanding service on the Company’s Board of Directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2008	/s/ STEVEN A. MUSELES
Steven A. Museles
Executive Vice President, Chief Legal Officer and Secretary